Exhibit 99.1

—NEWS RELEASE—

Surgical Services Inc. Names Forrest R. Whittaker Chairman;

Elects Anthony Dimun to Board of Directors

Orlando, FL—SSI Surgical Services, Inc. (d.b.a. Surgical Services) (OTCBB: SGSI) announced today that Forrest R. Whittaker, president and chief operating officer of Teleflex Medical, has been elected chairman of its Board of Directors. Mr. Whittaker succeeds John J. Sickler, chairman of the Board since 2000, who resigned his position, effective March 19. In other Board actions, Anthony Dimun, chairman of Nascent Enterprises, LLC, was also elected as a director.

Mr. Whittaker has served as president and chief operating officer of Teleflex Medical, a leading global supplier of surgical devices, instrument management services and health care supplies, since April 2003. He has more than 25 years of experience in medical product development, marketing and manufacturing and had previously served as a member of the Surgical Services Board of Directors.

Mr. Dimun has served as chairman of Nascent Enterprises, LLC, a medical device venture advisory firm, since 2001. From 1987 to 2001, he served as executive vice president and chief financial officer of Vital Signs, Inc., a publicly held anesthesia, respiratory and sleep apnea medical device business. Over the past 20 years, he has been an investor and mentor to several emerging growth medical enterprises that have matured to commercial status as publicly traded companies. He has been a director of Vital Signs, Inc., Bionx Implants, Inc., Colorado MedTech Inc., Photomedix and numerous privately held companies in the health care industry. John J. Sickler is interim chief financial officer of Teleflex Incorporated and chairman of Teleflex Medical. He has been a member of the Surgical Services Board of Directors since 1997.

“We are grateful to John for his guidance and service to the company,” said Chris Tihansky, president and chief executive officer of Surgical Services. “We expect a smooth transition in the chairman’s office since Forrest had previously been a member of the Board and is knowledgeable about our marketplace. Tony also brings a great deal of industry knowledge and expertise, and we are glad to have them as members of the Surgical Services Board.”

I.Surgical Services at a Glance

Surgical Services is a health care company which provides surgical support services to hospitals and ambulatory surgery centers throughout the United States. With comprehensive services that are primarily focused on the operating room, tailored services include: consulting, department management, staffing, training, asset inventory management systems, endoscopy services, and surgical instrument /linen management and sterilization. The company’s headquarters is in Orlando, FL, with employees based in hospitals, medical centers and six sterilization facilities nationally.

Forward-looking information:

Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that may cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.